UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 13, 2007

FEDERAL HOME LOAN BANK OF ATLANTA
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51845	56-6000442
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
1475 Peachtree Street, NE
Atlanta, GA 30309
(Address of principal executive offices)

(404) 888-8000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On June 13, 2007, the Federal Home Loan Bank of Atlanta (the "Bank") announced the appointment of Richard A. Dorfman as the Bank's President and Chief Executive Officer, effective June 20, 2007. Mr. Dorfman replaces William H. Ott, Jr., who has acted as the Bank's Interim President and Chief Executive Officer since February 2007.

From 2006 to the present, Mr. Dorfman served as an independent consultant and advisor to mortgage-related enterprises, including government-sponsored entities, commercial banks, mortgage banking companies and government regulatory authorities. Prior to those engagements, Mr. Dorfman served as the Managing Director & Head of U.S. Agencies and Mortgages at ABN AMRO Inc., from 1997 until 2005. From 1983 until 1996, Mr. Dorfman held a number of senior executive positions with Lehman Brothers Inc., including the role as Head of Origination, U.S. Government and Agency Business. Prior to these positions, Mr. Dorfman was an attorney with the Federal Deposit Insurance Corporation, as well as a regulatory counsel for the New York Bank for Savings. Mr. Dorfman obtained his J.D. from Syracuse University and his B.A. from Hofstra University. Mr. Dorfman is 61 years old.

On June 13, 2007, the Bank entered into an Employment Agreement with Mr. Dorfman in connection with his appointment as President and Chief Executive Officer (the "Employment Agreement"). The Employment Agreement sets forth the agreed upon terms of Mr. Dorfman's employment with the Bank and may be terminated by the Bank with or without "cause," or by Mr. Dorfman with or without "good reason," as defined in the Employment Agreement. Unless earlier terminated by either party as provided therein, the Employment Agreement has a three-year term and will extend automatically for subsequent one-year periods unless either party elects not to renew.

The Employment Agreement provides for a base salary of $700,000 per year, which amount may be increased from year to year by the Bank's board of directors. The Bank will pay Mr. Dorfman $150,000 promptly following execution of the Employment Agreement in order to defray a portion of his expenses in relocating to Atlanta, Georgia, and will provide a $65,000 automobile allowance during each three-year period of employment. In addition, Mr. Dorfman is entitled to participate in all incentive, savings and retirement plans and programs available to senior executives of the Bank and will receive a short-term incentive opportunity for the 12 months ending June 30, 2008, equal to 100% of his base salary, based upon performance goals to be established by the Bank's board of directors.

If during the term of his employment Mr. Dorfman is terminated without cause or resigns for good reason, the Employment Agreement provides for severance pay in an amount equal to:

    his then-current annual base salary, payable in a lump sum within 30 days, plus the short-term incentive award that he would have earned for the year in which the termination occurs had he remained employed, payable at the same time that such awards are paid to the Bank's senior executives.

The Employment Agreement does not provide for any severance pay in the event of a termination with cause, a termination on account of his death or disability, or his resignation without good reason.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Atlanta

Date: June 19, 2007	By: /s/ Gregory N. Mayfield
Gregory N. Mayfield
Executive Vice President and General Counsel